SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

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                                   FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported):  May 22, 1998



                        THERMADYNE HOLDINGS CORPORATION
              (Exact name of Registrant as specified in charter)




         Delaware                     0-23378                  74-2482571
(State or other jurisdiction (Commission File Number)       (I.R.S. Employer
     of Incorporation)                                     Identification No.)





                       101 South Hanley Road, Suite 300
                          St. Louis, Missouri 63105
                   (Address of principal executive offices)



      Registrant's telephone number, including area code:  (314) 721-5573

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ITEM 1.     Changes in Control of Registrant.

            On May 22, 1998, Thermadyne Holdings Corporation ("Thermadyne") and DLJ Merchant Banking Partners II, L.P. ("DLJMB") announced the closing of the merger of Mercury Acquisition Corporation, a subsidiary of DLJMB and affiliated funds and entities (the "DLJMB Funds"), with and into Thermadyne (the "Merger") and the associated recapitalization of Thermadyne. As a result of the transaction, the DLJMB Funds acquired approximately 80.6% of the outstanding Common Stock of Thermadyne. The Merger was approved by a majority of Thermadyne's stockholders at a special meeting held on May 21, 1998.

            The transaction was financed by (i) approximately $355 million of proceeds from a new senior secured loan facility entered into among Thermadyne Mfg. LLC, a subsidiary of Thermadyne ("Thermadyne LLC"), Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, Inc., as syndication agent, ABN AMRO Bank N.V., Chicago Branch, as administrative agent, Societe Generale, as documentation agent, and the other lenders party thereto,
(ii) $94.6 million of proceeds from the issuance by Thermadyne of its 12 1/2% Senior Discount Debentures due 2008, (iii) $205.4 million of proceeds from the issuance by Thermadyne LLC and Thermadyne Capital Corporation, a subsidiary of Thermadyne LLC, of 9 7/8% Senior Subordinated Notes due 2008, and (iv) approximately $140 million of proceeds from the issuance by Thermadyne of common stock, preferred stock and warrants to the DLJMB Funds.

ITEM 7.     Financial Statements, Pro Forma Financial Statements and Exhibits.

            (c)   Exhibits.

            99.1  -  Press Release




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                                  SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    THERMADYNE HOLDINGS CORPORATION



Date: June 4, 1998                  By:   /s/ JAMES H. TATE
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                                          James H. Tate
                                          Senior Vice President and
                                          Chief Financial Officer




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